EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-97327 on Forms S-8 of Premier Financial Bancorp, Inc. of our report dated March 12, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

Crowe LLP

Atlanta, Georgia
March 12, 2020